Item 77I Deutsche Mid Cap Value
Fund and Deutsche Small Cap
Value Fund (each a series of
Deutsche Value Series, Inc.,
formerly DWS Value Series, Inc.)

Class R6 shares for each of
Deutsche Mid Cap Value Fund
(formerly DWS Mid Cap Value
Fund) and Deutsche Small Cap
Value Fund (formerly DWS Small
Cap Value Fund) became effective
on August 25, 2014. Class R6 shares
are sold solely to participants in
certain retirement plans, without a
front-end sales load, a CDSC, a
distribution fee or a service fee.
There is no minimum initial
investment and no minimum
additional investment for purchases
of Class R6 shares.





 For internal use only
\\Mfmaog02\F_Admin\Shared\Financial
Reporting\Deam\Production\2014\11.2014\N-
SAR\N-SAR Backup\Deutsche Value
Series\Exhibit 77I Value Series - Mid Cap Value
Small Cap Value New Class
R6.Docx
 For internal use only

 For internal use only